Chicopee Bancorp, Inc. Reports Second Quarter Results and Announces Quarterly Cash Dividend of $0.05 per Share

Chicopee, Mass., July 25, 2013 (GLOBENEWSWIRE) -- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the unaudited results of operations for the three and six months ended June 30, 2013.

The Company also announced on July 25, 2013, that its Board of Directors declared its third quarterly cash dividend of $0.05 per share. Stockholders of record on August 9, 2013 will receive the cash dividend on or about August 21, 2013.

The Company reported pre-tax income of $649,000 for the three months ended June 30, 2013, compared to $509,000 for the three months ended June 30, 2012. Net income for the three months ended June 30, 2013 was $513,000, or $0.10 earnings per share, as compared to $452,000, or $0.09 earnings per share, for the three months ended June 30, 2012. The $61,000, or 13.5%, increase in net income for the three months ended June 30, 2013 compared to the three months ended June 30, 2012, was primarily due to the decrease in non-interest expense of $167,000, or 3.5%, an increase in net-interest income of $25,000, or 0.5%, and an increase in non-interest income of $11,000, or 1.4%. These improvements were partially offset by the increase in the provision for loan losses of $63,000, or 98.4%, and an increase in income tax expense of $79,000, or 138.6%.

Non-interest income increased $11,000, or 1.4%, from $777,000 for the three months ended June 30, 2012 to $788,000 for the three months ended June 30, 2013. The increase was due to the $112,000, or 98.2%, increase in income from net loans sales and servicing, partially offset by the decrease in customer service fees and commissions of $41,000, or 7.7%, a $21,000 loss on the sale of other real estate owned (OREO), and a $34,000 decrease in non-interest income.

The increase in net interest income of $25,000, or 0.5%, from $4.6 million for the three months ended June 30, 2012 to $4.6 million for the three months ended June 30, 2013 was primarily due to the $335,000, or 22.6%, decrease in interest expense. Our cost of deposits decreased $161,000, or 14.3%, and our cost of borrowings decreased $174,000, or 49.3%. The decrease in interest expense was offset by the $310,000, or 5.1%, decrease in interest income due to the continued low interest rate environment.

The net interest margin increased 7 basis points from 3.50% for the three months ended June 30, 2012 to 3.57% for the three months ended June 30, 2013. The interest rate spread increased 9 basis points from 3.24% for the three months ended June 30, 2012 to 3.33% for the three months ended June 30, 2013. The average cost of funds decreased 25 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average balance of demand deposit accounts, an interest free source of funds, increased $9.6 million, or 15.5%, for the three months ended June 30, 2013 compared to June 30, 2012.

Non-interest expense decreased $167,000, or 3.5%, for the three months ended June 30, 2013 compared to the three months ended June 30, 2012. Non-interest expense decreased primarily due to the decrease in salaries and benefits of $286,000, or 10.0%, and a decrease in FDIC insurance expense of $30,000, or 33.7%. These decreases were partially offset by an increase in data processing of $30,000, or 11.1%, an increase of $25,000, or 6.9%, in occupancy expense, and a $98,000, or 14.4%, increase in other non-interest expense. The 14.4% increase in other non-interest expense was due to an increase in non-recurring software conversion costs of $49,000.

The provision for loan losses increased $63,000, or 98.4%, for the three months ended June 30, 2013 compared to the three months ended June 30, 2012. Non-performing loans decreased $333,000, or 9.4%, from $3.6 million, or 0.78% of total loans, at June 30, 2012, to $3.2 million, or 0.70% of total loans, at June 30, 2013. Total non-performing assets decreased $1.1 million, or 21.4%, from $4.9 million, or 0.81% of total assets, at June 30, 2012 to $3.8 million, or 0.64% of total assets, at June 30, 2013. The allowance for loan losses as a percentage of total loans decreased from 0.98% at June 30, 2012 to 0.94% at June 30, 2013. The allowance for loan losses as a percentage of non-performing loans increased from 126.2% at June 30, 2012 to 134.7% at June 30, 2013.

The Company reported pre-tax income of $1.7 million for the six months ended June 30, 2013, compared to $954,000 for the six months ended June 30, 2012. Net income for the six months ended June 30, 2013 was $1.3 million, or $0.26 earnings per share, compared to $848,000, or $0.17 earnings per share, for the six months ended June 30, 2012. The 54.5% increase in net income for the six months ended June 30, 2013 compared to the six months ended June 30, 2012, was primarily due to the $366,000, or 3.8%, decrease in non-interest expense, an increase of $170,000, or 11.6%, in non-interest income, an increase of $168,000, or 1.8%, in net interest income and a decrease in the provision for loan losses of $13,000, or 18.3%. These improvements were partially offset by the increase in income tax expense of $255,000, or 240.6%.

The increase in net interest income of $168,000, or 1.8%, from $9.2 million for the six months June 30, 2012 to $9.4 million for the six months ended June 30, 2013 was primarily due to the $699,000, or 23.3%, decrease in interest expense, a $348,000, or 15.3%, decrease in deposit costs and our cost of borrowings decreased $349,000, or 48.6%. The decrease in interest expense was offset by the $531,000, or 4.3%, decrease in interest income due to the continued low interest rate environment.

Average interest earning assets for the six months ended June 30, 2013, decreased $10.7 million, or 1.9%, from the same period in 2012. The decrease in average earning assets of 1.9% was due to the $15.2 million, or 39.5%, decrease in other interest earning assets and a decrease of $4.2 million, or 6.0%, in investments. These decreases were partially offset by a $8.7 million, or 1.9%, increase in average loans. The yield on assets decreased 8 basis points from 4.55% at June 30, 2012 to 4.47% at June 30, 2013. The decrease in the yield on assets was primarily due to the 32 basis point decrease in the loan yield, partially offset by the 41 basis point increase in the investment yield. The cost of funds decreased 26 basis points and was driven primarily by the 19 basis points decrease in the cost of deposits and the 35 basis points decrease in borrowing costs. Deposit costs decreased due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The net interest margin increased 15 basis points from 3.48%, for the six months ended June 30, 2012, to 3.63% for the six months ended June 30, 2013. The interest rate spread increased 18 basis points from 3.20% for the six months ended June 30, 2012 to 3.38% for the six months ended June 30, 2013. The average balance of demand deposit accounts, an interest free source of funds, increased $7.8 million, or 12.3%, for the six months ended June 30, 2013 compared to June 30, 2012.

Non-interest income increased $170,000, or 11.6%, from $1.5 million for the six months ended June 30, 2012 to $1.6 million for the six months ended June 30, 2013. Income from loan sales and servicing, net increased $222,000, or 82.8%, and net loss on the sale of OREO decreased $47,000, or 43.5%. These improvements were partially offset by an $80,000, or 7.4%, decrease in income from customer service fees and commissions, a decrease in income from bank owned life insurance of $9,000, or 4.7%, and a decrease in other non-interest income of $10,000, or 29.4%.

The provision for loan losses decreased $13,000, or 18.3%, from $71,000 for the six months ended June 30, 2012 compared to $58,000 for the six months ended June 30, 2013. Non-performing loans decreased $769,000, or 19.3%, from $4.0 million, or 0.85% of total loans, at December 31, 2012 to $3.2 million, or 0.70% of total loans, at June 30, 2013.

Non-interest expense decreased $366,000, or 3.8%, for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. Non-interest expense decreased primarily due to the decrease in salaries and benefits of $524,000, or 9.3%, a decrease in FDIC insurance expense of $56,000, or 30.6%, a decrease in furniture and equipment expense of $11,000, or 2.7%, and a decrease in stationery, supplies and postage of $30,000, or 16.7%. These decreases were partially offset by an increase in data processing of $79,000, or 14.8%, an increase in occupancy expense of $53,000, or 7.0%, an increase in professional fees of $57,000, or 18.3%, and an increase in other non-interest expense of $73,000, or 5.4%. The increase in other non-interest expense was due to a non-recurring $123,000 software conversion expense.

Total assets decreased $3.0 million, or 0.5%, from $600.0 million at December 31, 2012 to $597.0 million at June 30, 2013. The decrease in total assets at June 30, 2013 was primarily due to the decrease in net loans of $9.0 million, or 1.9%, partially offset by the increase in investments of $5.5 million, or 9.1%.

The $9.0 million, or 1.9%, decrease in net loans was due to the decrease of $6.7 million, or 5.6%, in one- to four-family real estate loans, a decrease of $2.3 million, or 1.2%, in commercial real estate loans and a decrease in construction loans of $5.3 million, or 13.3%. These decreases were partially offset by an increase of $5.7 million, or 6.7%, in commercial and industrial loans. The decrease in one- to four-family residential real estate loans was primarily due to prepayments and refinancing activity attributed to the historically low interest rates. In accordance with the Company's asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. For the six months ended June 30, 2013, the Company sold $20.3 million in low coupon residential real estate loans and currently services $98.4 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses of $4.3 million, or 0.94% of total loans, decreased $28,000, or 0.6%, from December 31, 2012. The allowance for loan losses as a percentage of non-performing loans was 134.7% at June 30, 2013 and 109.5% at December 31, 2012. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.94% allowance for loan losses to total loans is appropriate to cover all inherent losses in the portfolio that are both probable and reasonable to estimate.

Asset quality continues to be the top focus for management and we continue to work aggressively to resolve problem loans as they arise. Non-performing assets decreased 15.9%, from $4.6 million, or 0.76% of total assets, at December 31, 2012 to $3.8 million, or 0.64% of total assets at June 30, 2013. Non-performing assets at June 30, 2013, included $3.2 million of non-performing loans and $614,000 of OREO. Of the $3.2 million in non-performing loans, $1.8 million, or 55.3%, are non-performing one-to four-family residential loans, $890,000, or 27.7%, are non-performing commercial real estate loans, $299,000, or 9.3%, are non-performing commercial and industrial loans, $25,000, or 0.8%, are non-performing consumer loans, and $226,000, or 7.0%, are non-performing home equity loans. For the six months ended June 30, 2013, the Company reported net loan charge-offs of $86,000, or 0.02%, of total average loans, compared to net charge-offs of $165,000, or 0.04%, of total average loans, for the same period in 2012.

The held-to-maturity investment portfolio increased $5.5 million, or 9.2%, from $59.6 million at December 31, 2012 to $65.1 million at June 30, 2013. The available-for-sale investment portfolio decreased $19,000, or 3.1%, from $621,000, at December 31, 2012 to $602,000, at June 30, 2013.

Total deposits increased $2.3 million, or 0.5%, from $466.2 million at December 31, 2012 to $468.4 million at June 30, 2013. Core deposits increased $6.1 million, or 2.1%, from $288.7 million at December 31, 2012 to $294.8 million at June 30, 2013. Demand deposits decreased $2.3 million, or 3.0%, to $73.2 million, money market accounts increased $3.8 million, or 3.0%, to $131.6 million, NOW accounts increased $3.7 million, or 10.1%, to $40.4 million, and savings accounts increased $784,000, or 1.6%, to $49.7 million. Certificates of deposit decreased $3.8 million, or 2.2%, from $177.4 million at December 31, 2012 to $173.6 million at June 30, 2013. We continue to focus on allowing high cost deposits to mature and be replaced with low cost relationship based core deposits.

Federal Home Loan Bank advances decreased $4.6 million, or 13.9%, from $33.3 million at December 31, 2012 to $28.7 million at June 30, 2013. Repurchase agreements decreased $1.6 million, or 16.8%, from $9.8 million at December 31, 2012 to $8.1 million at June 30, 2013.

Stockholders' equity increased $1.1 million, or 1.2%, from $90.0 million, or 15.0% of total assets, at December 31, 2012 to $91.0 million, or 15.2% of total assets, at June 30, 2013. The Company's stockholders' equity increased primarily as a result of $1.3 million in net income, a $151,000, or 3.9%, increase in stock-based compensation and an increase of $161,000, or 5.3%, in additional paid-in-capital, partially offset by the $543,000 cash dividend.

At June 30, 2013, the Company's balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. The Company's tangible book value per share increased by $0.20, or 1.2%, from $16.57 at December 31, 2012 to $16.77 at June 30, 2013.

Chicopee Bancorp, Inc. continues to show steady improvement in core earnings on a quarter-to-quarter basis despite the prolonged low interest rate environment. By staying focused on our strategic plan, we believe we are making progress in improving the long-term profitability and enhancing the franchise value of the Company.

We remain committed to our expense reduction initiatives and continue to evaluate strategies to improve efficiency. The efficiency ratio improved from 90.4% for the six months ended June 30, 2012 to 84.3% for the six months ended June 30, 2013.

During these challenging times, “smart” balance sheet growth is an important element to our continued success. It has been more important to grow the quality of earnings rather than aggressively growing the balance sheet with low earning assets. During the six months ended June 30, 2013, the Company sold $20.3 million in lower coupon fixed rate residential loans to the secondary market which resulted in a decrease of $9.0 million, or 1.9%, in net loans. We will continue to manage the balance sheet by deploying the Company's high cash position into higher yielding quality loans.

Despite the low interest rate environment, net interest income, the primary source of revenues for the Company, increased $168,000, or 1.8%, for the six months ended June 30, 2013 compared to the same period in 2012. This was accomplished by managing the cost of funds to offset the continued decrease in the asset yield. The net interest margin increased 15 basis points from 3.48% at June 30, 2012 to 3.63% at June 30, 2013 and the net interest spread increased 18 basis points over the same period.

Asset quality remains favorable at June 30, 2013 as reflected in the ratio of non-performing loans as a percentage of total loans of 0.70% and non-performing assets as a percentage of total assets of 0.64%. At June 30, 2013, total delinquency over 90 days as a percentage of total loans was 0.33%.

We have managed the Company through one of the most challenging economic conditions by executing our business strategy. We will continue to stay the course and continue to identify opportunities in the marketplace to build long-term franchise value for our stockholders.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars In Thousands)
	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Cash and due from banks	$11,316	$11,073
Federal funds sold	2,991	3,372
Interest-bearing deposits with the Federal Reserve Bank of Boston	26,078	25,163
Total cash and cash equivalents	40,385	39,608

Available-for-sale securities, at fair value	602	621
Held-to-maturity securities, at cost (fair value $71,032 and $67,108 at
June 30, 2013 and December 31, 2012, respectively)	65,054	59,568
Federal Home Loan Bank stock, at cost	3,914	4,277
Loans, net of allowance for loan losses ($4,336 at
June 30, 2013 and $4,364 at December 31, 2012)	456,196	465,211
Loans held for sale	590	—
Other real estate owned	614	572
Mortgage servicing rights	450	368
Bank owned life insurance	13,990	13,807
Premises and equipment, net	9,260	9,459
Accrued interest and dividends receivable	1,602	1,567
Deferred income tax asset	3,259	3,252
FDIC prepaid insurance	—	467
Other assets	1,046	1,205
Total assets	$596,962	$599,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$73,154	$75,407
NOW accounts	40,425	36,711
Savings accounts	49,666	48,882
Money market deposit accounts	131,557	127,730
Certificates of deposit	173,628	177,447
Total deposits	468,430	466,177

Securities sold under agreements to repurchase	8,126	9,763
Advances from Federal Home Loan Bank	28,689	33,332
Accrued expenses and other liabilities	681	741
Total liabilities	505,926	510,013

COMMITMENTS AND CONTINGENCIES
Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368
shares issued at June 30, 2013 and December 31, 2012)	72,479	72,479
Treasury stock, at cost (2,010,783 shares at June 30, 2013 and December 31, 2012)	(26,567)	(26,567)
Additional paid-in-capital	3,205	3,044
Unearned compensation (restricted stock awards)	(15)	(18)
Unearned compensation (Employee Stock Ownership Plan)	(3,720)	(3,868)
Retained earnings	45,640	44,873
Accumulated other comprehensive income	14	26
Total stockholders' equity	91,036	89,969
Total liabilities and stockholders' equity	$596,962	$599,982

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Interest and dividend income:
Loans, including fees	$5,351	$5,672	$10,808	$11,357
Interest and dividends on securities	426	412	850	824
Other interest-earning assets	15	18	30	38
Total interest and dividend income	5,792	6,102	11,688	12,219

Interest expense:
Deposits	966	1,127	1,924	2,272
Securities sold under agreements to repurchase	4	4	6	8
Other borrowed funds	179	353	369	718
Total interest expense	1,149	1,484	2,299	2,998

Net interest income	4,643	4,618	9,389	9,221
(Reduction of) provision for loan losses	127	64	58	71
Net interest income after provision for loan losses	4,516	4,554	9,331	9,150

Non-interest income:
Service charges, fees and commissions	492	533	994	1,074
Loan sales and servicing, net	226	114	490	268
Net loss on sale of other real estate owned	(21)	—	(61)	(108)
Income from bank owned life insurance	91	96	183	192
Other non-interest income	—	34	24	34
Total non-interest income	788	777	1,630	1,460

Non-interest expenses:
Salaries and employee benefits	2,560	2,846	5,093	5,617
Occupancy expenses	389	364	813	760
Furniture and equipment	197	206	404	415
FDIC insurance assessment	59	89	127	183
Data processing	300	270	612	533
Professional fees	152	146	369	312
Advertising	145	149	292	299
Stationery, supplies and postage	75	72	150	180
Other non-interest expense	778	680	1,430	1,357
Total non-interest expenses	4,655	4,822	9,290	9,656

Income before income taxes	649	509	1,671	954
Income tax expense	136	57	361	106
Net income	$513	$452	$1,310	$848

Earnings per share:
Basic	$0.10	$0.09	$0.26	$0.17
Diluted	$0.10	$0.09	$0.26	$0.17

Adjusted weighted average shares outstanding:
Basic	5,040,385	4,946,039	5,040,385	5,014,369
Diluted	5,040,748	4,989,071	5,040,748	5,050,777

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating Results:
Net interest income	$4,643	$4,618	$9,389	$9,221
Loan loss provision	127	64	58	71
Non-interest income	788	777	1,630	1,460
Non-interest expense	4,655	4,822	9,290	9,656
Net income	513	452	1,310	848

Performance Ratios:
Return on average assets	0.35%	0.30%	0.45%	0.28%
Return on average equity	2.25%	2.02%	2.90%	1.89%
Interest rate spread	3.33%	3.24%	3.38%	3.20%
Net interest margin (1)	3.57%	3.50%	3.63%	3.48%
Non-interest income to average assets	0.54%	0.52%	0.56%	0.49%
Non-interest expense to average assets	3.17%	3.23%	3.18%	3.23%
GAAP Efficiency Ratio (2)	85.71%	89.38%	84.31%	90.4%
Non-GAAP efficiency ratio (3)	81.40%	85.41%	80.17%	85.77%
Average Equity to Average Assets	15.51%	14.98%	15.48%	15.00%

Per Share Data:
Diluted earnings per share	$0.10	$0.09	$0.26	$0.17
Cash Dividend per share	$0.05	—	$0.10	—
Dividend Yield			1.20%	—
Stock price at period end			$16.90	$14.48
Tangible Book value per share			$16.77	$16.21

	At June 30,	At December 31,
	2013	2012

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.94%	0.93%
Allowance for loan losses as a percent of total non-performing loans	134.74%	109.50%
Net charge-offs to average loans	0.02%	0.14%
Non-performing loans as a percent of total loans	0.70%	0.85%
Non-performing assets as a percent of total assets	0.64%	0.76%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Non-interest expenses	$4,655	$4,822	$9,290	$9,656
Tax equivalent net interest income	4,910	4,869	9,921	9,724
Non-interest income	788	777	1,630	1,460
Add back:
Other non-interest income	—	—	(24)	(34)
Loss on sale of other real estate owned	21	—	61	108
Total income included in calculation	5,719	5,646	11,588	11,258
Non-interest expenses divided by total income	81.4%	85.41%	80.17%	85.77%

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer